Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-193156 January 30, 2014

iShares S&P GSCI Commodity-Indexed Trust

GSG

Inception date: 7/10/2006

The iShares S&P GSCI Commodity-Indexed Trust is not a standard ETF. The Trust is not an investment company registered under the Investment Company Act of 1940. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. **Investments in shares of the Trust are speculative and involve a high degree of risk. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.**

Download current prospectus
Please read the prospectus carefully before investing
Access periodic SEC reports

* Tax information now available online

Fact Sheet | Prospectus | Data Update Schedule

Overview | Performance | Holdings | Documents | Index

POTENTIAL USE
Access broad commodities exposure

EXPOSURE
Seeks to track the S&P GSCI Total Return Index, comprised of energy, industrial & precious metals, agricultural, and livestock commodities exposures

FUND NAME
iShares S&P GSCI Commodity-Indexed Trust

Avg. Annualized Total Returns (NAV) qtr. as of 12/31/2013 — View all performance

	1 Year	3 Years	5 Years	10 Years	Since Inception
GSG	-2.04%	-1.97%	3.18%	--	-5.49%
Index	-1.22%	-0.77%	3.86%	0.71%	-4.72%

Fundamentals as of 12/31/2013

Label	Value
Beta vs S&P 500	0.02
Standard Deviation (3 year)	17.21%

Premium/Discount as of 1/9/2014

Description	Value
Premium/Discount Click here for important information about Premium/Discount	0.11%
NAV Click here for information on how NAV is determined	$30.80
Mid-Point	$30.830
Closing Price	$30.85

Profile as of 1/10/2014

Description	Value
Total Net Assets	$1,032,502,378
Management Fee	0.75%
Shares Outstanding	33,300,000
Inception Date	7/10/2006
# of Index Futures	22,865
Index	S&P GSCI(R) Total Return Index
Index Ticker	SPGSCITR
Net Asset Value as of 1/10/2014 $0.21 0.68%	$31.01
Price as of 1/9/2014 $-0.15 -0.48%	$30.85

Quotes & Charts
Premium/Discount

The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor's shares, when sold or redeemed, may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted. This information must be accompanied by standardized returns. For standardized returns and performance data current to the most recent month end, click the "Performance" tab above.

Trading Information

Identifier Type	Symbol
Ticker	GSG
Index Ticker	SPGSCITR
NAV	GSG.NV
Underlying Trading Value	GSG.IV
Shares Outstanding	GSG.SO
CUSIP	46428R107

Options Available

Why iShares?

Professional quality – iShares delivers quality products that can help you navigate today's volatile markets

Individual choice – As your partner, iShares helps you execute investment ideas with insights and support

Responsible innovation – iShares is an industry leader in making investing clear, fair, and efficient for you

Related Resources

- Accessing Commodities
- Tax Information
- Sample Tax Package
- Quotes & Charts
- Premium/Discount

The iShares® S&P GSCI® Commodity-Indexed Trust (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

The iShares® S&P GSCI® Commodity-Indexed Trust (the "Trust") is a commodity pool, as defined in the Commodity Exchange Act and the applicable regulations of the Commodity Futures Trading Commission, or "CFTC," and is operated by its "Sponsor," iShares® Delaware Trust Sponsor LLC, a commodity pool operator registered with the CFTC. BlackRock Fund Advisors or "BFA," is an indirect subsidiary of BlackRock, Inc. that serves as the commodity trading advisor, or the "Advisor," of the Trust and is registered with the CFTC. BlackRock Investments, LLC ("BRIL"), a broker-dealer and Financial Industry Regulatory Authority ("FINRA") member, provides promotional support to the Trust. BlackRock Institutional Trust Company, N.A. ("BTC"), a national banking association, is the Trustee of the Trust. BFA, BRIL and BTC are affiliates of BlackRock, Inc. (together with its affiliates, "BlackRock").**The Trust is not an investment company registered under the Investment Company Act, as amended. Shares of the Trust are not subject to the same regulatory requirements as mutual funds.**

Investments in shares of the Trust are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the shares of the Trust. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The value of the shares of the Trust, which seeks to track the S&P GSCI® Total Return Index ("Index"), depends on the value of the Index Futures (as such term is defined below) and cash or other collateral assets used to satisfy applicable margin requirements for those Index Future positions. Index Futures are exchange-traded index future contracts on the S&P GSCI-ER, and may include contracts of different terms and expirations over time. **Commodities markets have historically been extremely volatile. The trading of commodity futures contracts may be illiquid. In addition, suspensions or disruptions of market trading in the commodities markets and related futures markets may adversely affect the value of your Shares.** Shares may outperform or underperform the Index.

The price you receive upon the sale of your shares may be less than their NAV. The NAV will fluctuate with changes in the market value of the Trust's assets, and market supply and demand. Brokerage commissions and fees will reduce returns.

Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in one or more blocks of 50,000 units called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets.

Shares of the Trust may not provide the anticipated benefits of diversification from other asset classes. The lack of an active trading market for the shares may result in losses on your investment at the time of disposition of your shares. Diversification may not protect against market risk.

The Trust issues shares representing fractional undivided beneficial interests in its net assets. Please note that, since the shares of the Trust are expected to reflect the price of commodities, as described more fully in the prospectus, held by the Trust, the market price of the shares will be as unpredictable as the price of those commodities have historically been.

The price received upon the sale of shares of the Trust, which trade at market price, may be more or less than the value of the commodities represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of risk factors relative to the Trust, carefully read the prospectus.

Following an investment in the Trust, several factors may have the effect of causing a decline in the prices of the commodities and a corresponding decline in the price of the shares. Among them: (i) a change in economic conditions, such as a recession, can adversely affect the price of the commodities. These commodities are used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the Trust; (ii) a significant change in the attitude of speculators and investors towards the commodities. Should the speculative community take a negative view towards the commodities, a decline in world commodities prices could occur, negatively impacting the price of the Trust; (iii) a significant increase in the commodity price hedging activity by commodities producers.

Index returns are for illustrative purposes only and do not represent actual iShares S&P GSCI Commodity-Indexed Trust performance. Index returns do not reflect any management fees, transaction costs or expenses. Past performance does not guarantee future results.

Options involve risk and are not suitable for all investors. Prior to buying or selling an option, a person must receive a copy of Characteristics and Risks of Standardization Options. Copies of this document may be obtained from your broker, from any exchange on which options are traded or by contacting The Options Clearing Corporation, One North Walker Dr., Suite 500, Chicago, IL 60606 (1-888-678-4667). The document contains information on options issued by The Options Clearing Corporation. The document discusses exchange traded options issued by The Options Clearing Corporation and is intended for educational purposes. No statement in the document should be construed as a recommendation to buy or sell a security or to provide investment advice.

If you need further information, please feel free to call the Options Industry Council Helpline. They will be able to provide you with balanced options education and tools to assist you with your iShares options questions and trading. The Options Industry Council Helpline phone number 1-888-Options (1-888-678-4667) and their website is www.888options.com.

The Trust is not sponsored, endorsed, sold or promoted by Standard & Poor's or its affiliates. Neither Standard & Poor's, nor its affiliates, make any representation regarding the advisability of investing in the Trust.

iShares S&P GSCI Commodity-Indexed Trust

GSG

Inception date: 7/10/2006

The iShares S&P GSCI Commodity-Indexed Trust is not a standard ETF. The Trust is not an investment company registered under the Investment Company Act of 1940. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. **Investments in shares of the Trust are speculative and involve a high degree of risk. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.**

Download current prospectus
Please read the prospectus carefully before investing
Access periodic SEC reports

* Tax information now available online

Fact Sheet Prospectus Data Update Schedule

Quarter-End Month-End as of Dec (Q4) 2013

Total Returns as of 12/31/2013

	Total Returns (%)		Market Price Returns (%)
	GSG	Index	GSG
YTD	-2.04	-1.22	-1.74
1 Month	1.55	1.93	1.45
3 Months	-0.65	-0.33	-0.46
6 Months	3.94	4.43	4.65
1 Year	-2.04	-1.22	-1.74
3 Years	-1.97	-0.77	-1.93
5 Years	3.18	3.86	2.41
10 Years	--	0.71	--
Since Inception	-5.49	-4.72	-5.48

Returns are average annualized total returns, except those for periods of less than one year, which are cumulative.

Annual Returns

	Total Returns (%)		Market Price Returns (%)
	GSG	Index	GSG
2013	-2.04	-1.22	-1.74
2012	-0.61	0.08	-0.64
2011	-3.25	-1.18	-3.40
2010	7.83	9.03	7.12
2009	15.12	13.48	11.48
2008	-47.47	-46.49	--
2007	31.45	32.67	--

Fees & Expenses

Expense Type	Amount
Management Fee	0.75%

The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor's shares, when sold, may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted.

Why iShares?

Professional quality – iShares delivers quality products that can help you navigate today's volatile markets

Individual choice – As your partner, iShares helps you execute investment ideas with insights and support

Responsible innovation – iShares is an industry leader in making investing clear, fair, and efficient for you

Related Resources

- Accessing Commodities
- Tax Information
- Sample Tax Package
- Quotes & Charts
- Premium/Discount

The iShares® S&P GSCI® Commodity-Indexed Trust (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

The iShares® S&P GSCI® Commodity-Indexed Trust (the "Trust") is a commodity pool, as defined in the Commodity Exchange Act and the applicable regulations of the Commodity Futures Trading Commission, or "CFTC," and is operated by its "Sponsor," iShares® Delaware Trust Sponsor LLC, a commodity pool operator registered with the CFTC. BlackRock Fund Advisors or "BFA," is an indirect subsidiary of BlackRock, Inc. that serves as the commodity trading advisor, or the "Advisor," of the Trust and is registered with the CFTC. BlackRock Investments, LLC ("BRIL"), a broker-dealer and Financial Industry Regulatory Authority ("FINRA") member, provides promotional support to the Trust. BlackRock Institutional Trust Company, N.A. ("BTC"), a national banking association, is the Trustee of the Trust. BFA, BRIL and BTC are affiliates of BlackRock, Inc. (together with its affiliates, "BlackRock").**The Trust is not an investment company registered under the Investment Company Act, as amended. Shares of the Trust are not subject to the same regulatory requirements as mutual funds.**

Investments in shares of the Trust are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the shares of the Trust. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The value of the shares of the Trust, which seeks to track the S&P GSCI® Total Return Index ("Index"), depends on the value of the Index Futures (as such term is defined below) and cash or other collateral assets used to satisfy applicable margin requirements for those Index Future positions. Index Futures are exchange-traded index future contracts on the S&P GSCI-ER, and may include contracts of different terms and expirations over time. **Commodities markets have historically been extremely volatile. The trading of commodity futures contracts may be illiquid. In addition, suspensions or disruptions of market trading in the commodities markets and related futures markets may adversely affect the value of your Shares.** Shares may outperform or underperform the Index.

The price you receive upon the sale of your shares may be less than their NAV. The NAV will fluctuate with changes in the market value of the Trust's assets, and market supply and demand. Brokerage commissions and fees will reduce returns.

Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in one or more blocks of 50,000 units called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets.

Shares of the Trust may not provide the anticipated benefits of diversification from other asset classes. The lack of an active trading market for the shares may result in losses on your investment at the time of disposition of your shares. Diversification may not protect against market risk.

The Trust issues shares representing fractional undivided beneficial interests in its net assets. Please note that, since the shares of the Trust are expected to reflect the price of commodities, as described more fully in the prospectus, held by the Trust, the market price of the shares will be as unpredictable as the price of those commodities have historically been.

The price received upon the sale of shares of the Trust, which trade at market price, may be more or less than the value of the commodities represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of risk factors relative to the Trust, carefully read the prospectus.

Following an investment in the Trust, several factors may have the effect of causing a decline in the prices of the commodities and a corresponding decline in the price of the shares. Among them: (i) a change in economic conditions, such as a recession, can adversely affect the price of the commodities. These commodities are used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the Trust; (ii) a significant change in the attitude of speculators and investors towards the commodities. Should the speculative community take a negative view towards the commodities, a decline in world commodities prices could occur, negatively impacting the price of the Trust; (iii) a significant increase in the commodity price hedging activity by commodities producers.

Index returns are for illustrative purposes only and do not represent actual iShares S&P GSCI Commodity-Indexed Trust performance. Index returns do not reflect any management fees, transaction costs or expenses. Past performance does not guarantee future results.

Options involve risk and are not suitable for all investors. Prior to buying or selling an option, a person must receive a copy of Characteristics and Risks of Standardization Options. Copies of this document may be obtained from your broker, from any exchange on which options are traded or by contacting The Options Clearing Corporation, One North Walker Dr., Suite 500, Chicago, IL 60606 (1-888-678-4667). The document contains information on options issued by The Options Clearing Corporation. The document discusses exchange traded options issued by The Options Clearing Corporation and is intended for educational purposes. No statement in the document should be construed as a recommendation to buy or sell a security or to provide investment advice.

If you need further information, please feel free to call the Options Industry Council Helpline. They will be able to provide you with balanced options education and tools to assist you with your iShares options questions and trading. The Options Industry Council Helpline phone number 1-888-Options (1-888-678-4667) and their website is www.888options.com.

The Trust is not sponsored, endorsed, sold or promoted by Standard & Poor's or its affiliates. Neither Standard & Poor's, nor its affiliates, make any representation regarding the advisability of investing in the Trust.

GSG

iShares S&P GSCI Commodity-Indexed Trust

Inception date: 7/10/2006

The iShares S&P GSCI Commodity-Indexed Trust is not a standard ETF. The Trust is not an investment company registered under the Investment Company Act of 1940. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. **Investments in shares of the Trust are speculative and involve a high degree of risk. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.**

Download current prospectus
Please read the prospectus carefully before investing
Access periodic SEC reports

* Tax information now available online

Fact Sheet | Prospectus | Data Update Schedule

Overview | Performance | Holdings | Documents | Index

Daily as of | Month-End

Futures Holdings as of (Holdings subject to change)

Bloomberg Ticker	Name	% Net Assets	Market Price	Market	Maturity	Contract Size	Contract Held	Notional Value of Contracts
BBH420147	GSCI EXCESS RETRN MAR14	100.06	452.50	XCME	3/17/2014	--	22,865	1,034,643,536

The value of the shares of the Trust, which seeks to track the S&P GSCI™ Total Return Index, depends on the value of CERFs held by the Investing Pool, which are futures contracts on the S&P GSCI™ Excess Return Index ("GSCI-ER"), and will fluctuate based on the prices of commodity futures contracts reflected in the GSCI-ER.

Cusips are only available to users who are signed in. Please sign in now.

Collateral & Cash Holdings as of (Holdings subject to change)

CUSIP	Name	% Net Assets	Market Value ($)	Maturity	Credit Rating Moody's / S&P	Effective Duration	Coupon	Yield to Maturity	Yield to Call	Sector
--	TREASURY BILL	40.03	$413,873,732	3/6/2014	--/--	--	0.00	--	--	--
--	TREASURY BILL	39.90	$412,509,586	1/16/2014	--/--	--	0.00	--	--	--
--	TREASURY BILL	7.25	$74,982,412	5/1/2014	--/--	--	0.00	--	--	--
--	TREASURY BILL	4.83	$49,979,993	6/19/2014	--/--	--	--	--	--	--
--	TREASURY BILL	2.13	$21,998,498	2/13/2014	--/--	--	0.00	--	--	--
--	TREASURY BILL	1.93	$19,993,399	5/15/2014	--/--	--	0.00	--	--	--
--	TREASURY BILL	1.26	$12,999,374	2/27/2014	--/--	--	0.00	--	--	--
--	TREASURY BILL	0.97	$9,999,194	2/20/2014	--/--	--	0.00	--	--	--
--	TREASURY BILL 0% Jun 12 2014	0.97	$9,996,280	6/12/2014	--/--	--	0.00	--	--	--
--	TREASURY BILL	0.44	$4,498,805	5/8/2014	--/--	--	0.00	--	--	--

Why iShares?

Professional quality – iShares delivers quality products that can help you navigate today's volatile markets

Individual choice – As your partner, iShares helps you execute investment ideas with insights and support

Responsible innovation – iShares is an industry leader in making investing clear, fair, and efficient for you

Related Resources

- Accessing Commodities
- Tax Information
- Sample Tax Package
- Quotes & Charts
- Premium/Discount

The iShares® S&P GSCI® Commodity-Indexed Trust (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.

The iShares® S&P GSCI® Commodity-Indexed Trust (the "Trust") is a commodity pool, as defined in the Commodity Exchange Act and the applicable regulations of the Commodity Futures Trading Commission, or "CFTC," and is operated by its "Sponsor," iShares® Delaware Trust Sponsor LLC, a commodity pool operator registered with the CFTC. BlackRock Fund Advisors or "BFA," is an indirect subsidiary of BlackRock, Inc. that serves as the commodity trading advisor, or the "Advisor," of the Trust and is registered with the CFTC. BlackRock Investments, LLC ("BRIL"), a broker-dealer and Financial Industry Regulatory Authority ("FINRA") member, provides promotional support to the Trust. BlackRock Institutional Trust Company, N.A. ("BTC"), a national banking association, is the Trustee of the Trust. BFA, BRIL and BTC are affiliates of BlackRock, Inc. (together with its affiliates, "BlackRock"). **The Trust is not an investment company registered under the Investment Company Act, as amended. Shares of the Trust are not subject to the same regulatory requirements as mutual funds.**

Investments in shares of the Trust are speculative and involve a high degree of risk. You could lose all or a substantial portion of your investment in the shares of the Trust. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus. The value of the shares of the Trust, which seeks to track the S&P GSCI® Total Return Index ("Index"), depends on the value of the Index Futures (as such term is defined below) and cash or other collateral assets used to satisfy applicable margin requirements for those Index Future positions. Index Futures are exchange-traded index future contracts on the S&P GSCI-ER, and may include contracts of different terms and expirations over time. **Commodities markets have historically been extremely volatile. The trading of commodity futures contracts may be illiquid. In addition, suspensions or disruptions of market trading in the commodities markets and related futures markets may adversely affect the value of your Shares.** Shares may outperform or underperform the Index.

The price you receive upon the sale of your shares may be less than their NAV. The NAV will fluctuate with changes in the market value of the Trust's assets, and market supply and demand. Brokerage commissions and fees will reduce returns.

Although shares of the Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in one or more blocks of 50,000 units called Baskets. Only institutions that become Authorized Participants may purchase or redeem Baskets.

Shares of the Trust may not provide the anticipated benefits of diversification from other asset classes. The lack of an active trading market for the shares may result in losses on your investment at the time of disposition of your shares. Diversification may not protect against market risk.

The Trust issues shares representing fractional undivided beneficial interests in its net assets. Please note that, since the shares of the Trust are expected to reflect the price of commodities, as described more fully in the prospectus, held by the Trust, the market price of the shares will be as unpredictable as the price of those commodities have historically been.

The price received upon the sale of shares of the Trust, which trade at market price, may be more or less than the value of the commodities represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of risk factors relative to the Trust, carefully read the prospectus.

Following an investment in the Trust, several factors may have the effect of causing a decline in the prices of the commodities and a corresponding decline in the price of the shares. Among them: (i) a change in economic conditions, such as a recession, can adversely affect the price of the commodities. These commodities are used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the Trust; (ii) a significant change in the attitude of speculators and investors towards the commodities. Should the speculative community take a negative view towards the commodities, a decline in world commodities prices could occur, negatively impacting the price of the Trust; (iii) a significant increase in the commodity price hedging activity by commodities producers.

Index returns are for illustrative purposes only and do not represent actual iShares S&P GSCI Commodity-Indexed Trust performance. Index returns do not reflect any management fees, transaction costs or expenses. Past performance does not guarantee future results.

Options involve risk and are not suitable for all investors. Prior to buying or selling an option, a person must receive a copy of Characteristics and Risks of Standardization Options. Copies of this document may be obtained from your broker, from any exchange on which options are traded or by contacting The Options Clearing Corporation, One North Walker Dr., Suite 500, Chicago, IL 60606 (1-888-678-4667). The document contains information on options issued by The Options Clearing Corporation. The document discusses exchange traded options issued by The Options Clearing Corporation and is intended for educational purposes. No statement in the document should be construed as a recommendation to buy or sell a security or to provide investment advice.

If you need further information, please feel free to call the Options Industry Council Helpline. They will be able to provide you with balanced options education and tools to assist you with your iShares options questions and trading. The Options Industry Council Helpline phone number 1-888-Options (1-888-678-4667) and their website is www.888options.com.

The Trust is not sponsored, endorsed, sold or promoted by Standard & Poor's or its affiliates. Neither Standard & Poor's, nor its affiliates, make any representation regarding the advisability of investing in the Trust.